Exhibit 97.1

AKANDA CORP.

INCENTIVE COMPENSATION RECOVERY POLICY

The Board of Directors (the “Board”) of Akanda Corp. (the “Company”) has adopted this Incentive Compensation Recovery Policy (the “Policy”), effective as of December 1, 2023 (the “Effective Date”). Capitalized terms used in this Policy that are not defined elsewhere in the text of this Policy are defined in Section 12.

1. Persons Subject to Policy

This Policy will apply to current and former Officers of the Company. Each Officer is required to sign an acknowledgement agreeing to be bound by the terms of the Policy. However, even if an Officer fails to sign the acknowledgment, this Policy will continue to apply to the Officer.

2. Compensation Subject to Policy

This Policy applies to Incentive-Based Compensation “received” on or after the Effective Date and during the applicable Three-Year Period by anyone who served as an Officer during the performance period applicable to such Incentive-Based Compensation. The date on which Incentive-Based Compensation is “received” is determined under the Applicable Rules, which generally provide that Incentive-Based Compensation is “received” in the Company’s fiscal period during which the relevant Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.

3. Recovery of Compensation

In the event that the Company is required to prepare a Restatement, the Company will reasonably promptly recover the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the Committee has determined that recovery would be impracticable in accordance with Section 11. This recovery is required regardless of whether the Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company. For clarity, no person may have the right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates solely as a result of the recovery of Erroneously Awarded Compensation under this Policy in a manner that is consistent with the requirements of the Applicable Rules.

4. Manner of Recovery; Limitation on Duplicative Recovery

The Committee will determine the manner of recovery of any Erroneously Awarded Compensation, which may include, without limitation, reduction or cancellation by the Company or an affiliate of the Company of Incentive-Based Compensation or Erroneously Awarded Compensation, requiring the reimbursement or repayment by any person subject to this Policy of the Erroneously Awarded Compensation, and, to the extent permitted by law, an offset of the Erroneously Awarded Compensation against other compensation payable by the Company or an affiliate of the Company to such person. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Sarbanes-Oxley Act Section 304 or Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation will be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.

5. Administration

This Policy will be administered, interpreted and construed by the Committee, which is authorized to make all determinations necessary, appropriate or advisable for such purpose. The Board may re-vest in itself the authority to administer, interpret and construe this Policy in accordance with applicable law, and in such event references herein to the “Committee” will be deemed to be references to the Board. Subject to any permitted review by the applicable national securities exchange or association pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Policy that are consistent with the requirements of the Applicable Rules will be final, conclusive and binding on all persons, including the Company and its affiliates, stockholders and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable law.

6. Interpretation

This Policy will be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent this Policy is inconsistent with such Applicable Rules, it will be deemed amended to the minimum extent necessary to ensure compliance with the Applicable Rules.

7. No Indemnification; No Personal Liability

To the extent necessary to ensure compliance with the Applicable Rules, the Company will not indemnify or insure any person against the loss of any Erroneously Awarded Compensation pursuant to this Policy and the Company will not, directly or indirectly, pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Policy. No member of the Committee or the Board will have any personal liability to any person as a result of actions taken under this Policy.

8. Application; Enforceability

Unless the Committee or the Board determines otherwise, the adoption of this Policy does not limit, and is intended to apply in addition to, any other clawback, recoupment, forfeiture or similar policies or provisions of the Company, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or required under applicable law (the “Other Recovery Arrangements”). The remedy in this Policy is not exclusive and is in addition to every other right or remedy at law or in equity that may be available to the Company. Nothing in this Policy shall constitute a waiver of your right to challenge or appear determinations made hereunder.

9. Severability

The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and will automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

10. Amendment and Termination

The Board or the Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion in order to comply with any applicable law, rule, regulation, order, decree, or judicial, regulatory, or Nasdaq interpretation of the same. The Company will provide prompt written notice of any proposed amendment or modification to any current or former Officer to whom it may apply. The notice will be deemed given if it is sent by certified or registered mail to the Officer’s latest address as set forth in the Company’s records or to the Officer’s Company email address. This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association.

11. Impracticability

The Company shall recover any Erroneously Awarded Compensation in accordance with this Policy, except to the extent that certain conditions are met and the Board or the Committee has determined that such recovery would be impracticable, all in accordance with the Applicable Rules.

12. Definitions

“Applicable Rules” means Section 10D of the Exchange Act, Exchange Act Rule 10D-1, the listing rules of the national securities exchange or association on which the Company’s securities are listed, and any applicable rules or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which the Company’s securities are listed.

“Committee” means the Compensation Committee of the Board.

“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received by a current or former Officer that exceeds the amount of Incentive-Based Compensation that would have been received by such current or former Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Rules.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including IFRS, GAAP and non-GAAP/IFRS financial measures, as well as stock price and total stockholder return.

“GAAP” means U.S. generally accepted accounting principles.

“IFRS” means international financial reporting standards.

“Incentive-Based Compensation” means, with respect to a Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures.

“Officer” means each person who serves as an executive officer of the Company, as defined in Rule 10D-1(d) under the Exchange Act.

“Restatement” means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Three-Year Period” means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or an officer of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years, to the extent required to comply with the Applicable Rules.

ACKNOWLEDGMENT AND CONSENT TO
INCENTIVE COMPENSATION RECOVERY POLICY

The undersigned has received a copy of the Incentive Compensation Recovery Policy (the “Policy”) adopted by Akanda Corp. (the “Company”) and agrees to the terms of the Policy such that compensation received by the undersigned may be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with the Policy, notwithstanding any other agreement to the contrary. The undersigned also acknowledges and agrees that the undersigned is not entitled to indemnification in connection with any enforcement of the Policy to the extent set forth in the Policy and expressly waives any rights to such indemnification under the Company’s organizational documents or otherwise. For the avoidance of doubt, the foregoing waiver shall not impact any right to advancement of legal fees.

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